EXHIBIT 99.1

            IGAMES ENTERTAINMENT, INC. ANNOUNCES 117% REVENUE GROWTH.

KING OF PRUSSIA, PA, July 14, 2004 /PRNewswire/ -- iGames Entertainment Inc. (OTC Bulletin Board: IGME - News) today announced that it achieved significant revenue growth for the year ended March 31, 2004 and has filed its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004.

         For the fiscal year ended March 31, 2004, iGames reported revenues of $6,980,574, up $3,769,318, or 117%, from the prior year, due to the addition of new contract revenue, incremental increases in volume from existing customers, and the January 6, 2004 acquisition of Available Money, Inc. The new customer and Available Money, Inc. acquisition will not be fully reflected in results until fiscal 2005. iGames reported a net loss for the year of $6,634,586, compared to net income of $451,036 for the prior year, primarily as the result of non-cash compensation expenses, the write-off of obsolete inventory and impairment of intangible assets related to the termination of iGames' business activities not related to the cash access business of its Money Centers of America subsidiary, and transactional expenses related to the Money Centers and Available Money acquisitions and the terminated acquisition of Chex Services, Inc.

"We are very pleased with our results and look forward to continued growth as we are committed to completing our plans to restructure the business to focus on our cash services business and to integrate the Available Money portfolio into our core operations," says Christopher Wolfington Chairman and CEO of iGames Entertainment. "Our results support our business plan of securing profitable customer accounts while developing new product offerings that will position us as an industry leader," stated Mr. Wolfington.

         You may access a copy of the Annual Report at the website of the Securities and Exchange Commission at http://www.sec.gov.


About iGames Entertainment

iGames Entertainment, Inc. provides cash access and financial management systems for the gaming industry, focusing on specialty transactions in the cash access segment of the funds transfer industry through its Money Centers of America, Inc. and Available Money, Inc. subsidiaries. For a complete corporate profile on iGames Entertainment Inc., please visit iGames' corporate website at http://www.igamesentertainment.com/.

         Safe Harbor Notice: Certain matters discussed in this news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, statements concerning iGames Entertainment's commencement of a new business plan, the ability to close pending transactions and other risks detailed from time to time in iGames Entertainment's filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of iGames Entertainment, Inc.